                                                                   EXHIBIT 99(b)


                             IMMEDIATE RELEASE             NOVEMBER 13, 2003
                             CONTACTS:
                             BRENT LARSON                  JONATHAN FASSBERG,
                             VICE PRESIDENT CFO            THE TROUT GROUP
                             614 793 7500                  212 477 9007
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                    NEOPROBE ANNOUNCES THIRD QUARTER RESULTS
    Comparative Quarterly Revenue Increases by 29% and Net Loss Declines 39%

DUBLIN, OHIO - November 13, 2003 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today operating results for the third quarter of 2003. Third quarter result highlights included revenues of $1.2 million compared to $920,000 in the third quarter of 2002. In addition, the company reported a net loss of $659,000 or $0.02 per share for the third quarter compared to a loss of $1.1 million or $0.03 per share for the comparable period in 2002. For the nine months ended September 30, 2003, revenues increased by 42% to $4.6 million compared to $3.2 million in the comparable period in 2002. The net loss for the first nine months of 2003 decreased by 57% to $1.2 million compared to a net loss of $2.8 million for the comparable period in 2002. Total operating expenses in the third quarter of 2003 were $1.3 million compared to $1.4 million in the same period in 2002. Gross profit for the quarter improved to 58% versus 33% in the third quarter of 2002.

"The results for the third quarter reflect continued strength and value of our gamma surgery business," said David Bupp, Neoprobe's president & CEO. "The third quarter showed a significant improvement from the prior year quarter due to increased demand, improved pricing and our ongoing efforts in controlling expenses. Revenues for the quarter were principally generated from the shipment of gamma surgery products as we continue to be in the early stages of launching the Quantix blood flow products. After receiving FDA marketing clearance for the Quantix/OR(TM) in September, we began working with thought leaders to initiate studies with the system in the United States in addition to similar studies underway in Europe and Asia. The improvement in gross profit during the third quarter of 2003 reflects a continuation of the stronger selling prices for our gamma products, the positive impact of the Euro exchange rate on our gamma product sales prices and our lower overall cost structure."

Bupp stated that the following items represent progress made during the third quarter toward Neoprobe's operating goals:

     -    Received 510(k) clearance for Quantix/OR system
     -    Commenced Quantix/OR thought leader assessment in the United States
     - Prepared for Lymphoseek(TM) regulatory discussions regarding the next steps necessary to seek product approval
     - Initiated discussions for the formation of research collaborations for the Quantix products with leading cardiovascular and neurosurgery research organizations
     - Attended international trade shows for the presentation of Quantix cardiovascular surgery products to distributors and medical professionals

In conclusion, Bupp said, "Third quarter revenues, while meeting our internal expectations, are traditionally weaker than in other quarters. We continue to expect gamma device sales for the fourth quarter will contribute to exceeding our earlier guidance of a potential annual increase of 30 - 40% in gamma device revenue in 2003 over 2002. In addition, we anticipate that the revenue contribution of the Quantix products will begin to build both from demonstrator and end-customer shipments. The delay we experienced receiving clearance of the 510(k) application for the Quantix/OR and the delivery of associated products will mean that total blood flow product revenues for 2003 will likely be below our initial projections of $1 million for the year. However, the initiatives that have been completed during the first nine months of 2003 and further initiatives that will be completed during the fourth quarter should position Neoprobe for a strong 2004."

                                     -more-

NEOPROBE CORPORATION
ADD-2


ABOUT NEOPROBE
Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe's current line of gamma detection systems is widely used for intraoperative lymphatic mapping (ILM), an emerging standard of care technology for breast cancer and melanoma. Neoprobe also holds significant interests in the development of related biomedical systems and agents. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. With the acquisition of Cardiosonix Ltd. in 2001, Neoprobe expanded its product portfolio to include blood flow measurement products. Cardiosonix is a development stage company that has recently received regulatory clearance to begin the clinical evaluation and commercial sale of its blood flow measurement products. Cardiosonix' products (the Quantix/ND(TM) and the Quantix/OR(TM)) are designed to be used by neurosurgeons, cardiovascular surgeons and critical care physicians.


Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and exclusive distributor, competition, limited marketing and manufacturing experience, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.


                                    - more -

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                        September 30,         December 31,
                                                                                             2003                  2002
                                                                                         (unaudited)
                                                                                        -------------         ------------
Assets:

Cash and cash equivalents                                                                 $  422,561           $  700,525
Other current assets                                                                       2,567,521            2,389,562
Intangible assets, net                                                                     3,030,822            3,366,328
Other non-current assets                                                                     552,107              623,426
                                                                                          ----------           ----------

Total assets                                                                              $6,573,011           $7,079,841
                                                                                          ==========           ==========


Liabilities and stockholders' equity:

Current liabilities, excluding deferred revenue                                           $1,823,541           $1,016,365
Deferred revenue                                                                           1,168,930            1,637,485
Other liabilities                                                                            207,092              465,855
Stockholders' equity                                                                       3,373,448            3,960,136
                                                                                          ----------           ----------

Total liabilities and stockholders' equity                                                $6,573,011           $7,079,841
                                                                                          ==========           ==========



CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Three Months Ended                        Nine Months Ended
                                              September 30,       September 30,        September 30,         September 30,
                                                  2003                 2002                 2003                 2002
                                              (unaudited)          (unaudited)          (unaudited)          (unaudited)
                                             -------------        -------------        -------------        -------------
Revenues:
   Net sales                                  $    927,949         $    575,138         $  3,868,655         $  2,216,383
   License revenue and other                       257,588              344,623              745,633            1,029,065
                                              ------------         ------------         ------------         ------------

      Total revenues                             1,185,537              919,761            4,614,288            3,245,448
                                              ------------         ------------         ------------         ------------

Cost of goods sold                                 497,458              620,086            2,112,247            1,864,914
                                              ------------         ------------         ------------         ------------

Gross profit                                       688,079              299,675            2,502,041            1,380,534
                                              ------------         ------------         ------------         ------------

Operating expenses:
   Research and development                        508,693              561,330            1,365,277            1,798,517
   Selling, general and administrative             755,104              832,232            2,230,693            2,407,496
                                              ------------         ------------         ------------         ------------

      Total operating expenses                   1,263,797            1,393,562            3,595,970            4,206,013
                                              ------------         ------------         ------------         ------------

Loss from operations                              (575,718)          (1,093,887)          (1,093,929)          (2,825,479)
Other (expenses) income, net                       (83,396)              11,145             (123,125)              26,452
                                              ------------         ------------         ------------         ------------

Net loss                                      $   (659,114)        $ (1,082,742)        $ (1,217,054)        $ (2,799,027)
                                              ============         ============         ============         ============

Loss per common share:
   Basic                                      $      (0.02)        $      (0.03)        $      (0.03)        $      (0.08)
   Diluted                                    $      (0.02)        $      (0.03)        $      (0.03)        $      (0.08)

Weighted average shares outstanding:
   Basic                                        38,555,261           36,062,183           38,454,446           36,031,831
   Diluted                                      38,555,261           36,062,183           38,454,446           36,031,831